Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 2 to this Registration Statement on Form S-3 (No. 333-119110) of Laureate Education, Inc. of our report dated November 1, 2002 (except for Note 13 which is as at January 15, 2003) relating to the consolidated financial statements of Chancery Software Ltd. for the years ended September 30, 2002 and 2001, which appears in the Annual Report on Form 10-K of Laureate Education, Inc. for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Vancouver, Canada
March 15, 2005